Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nordic American Tankers Limited:

We consent to the incorporation by reference in the registration statement (No. 333-261630) on Form F-3 of our reports dated May 11, 2022, with respect to the consolidated financial statements of Nordic American Tankers Limited (the Company) and the effectiveness of internal control over financial reporting.

Our report dated May 11, 2022, on the effectiveness of internal control over financial reporting expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2021. This is due to the effect of a material weakness identified and included in management's assessment on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness was identified related to controls and procedures to timely assess, evaluate, and appropriately respond to circumstances involving a manual journal entry recorded as part of the consolidation process to reverse an impairment loss entry on vessels held and used, including timely and relevant communication to the Audit Committee.

/s/ KPMG AS

Oslo, Norway
May 11, 2022